Exhibit 10.6

GUARANTEE (this “Guarantee”) dated as of January 12, 2011, made among Intelsat (Gibraltar) Limited, a company incorporated under the laws of Gibraltar, Intelsat (Luxembourg) Finance Company S.à r.l., a société à responsibilité limitée organized under the laws of Luxembourg, Intelsat Operations S.A. and Intelsat Phoenix Holdings S.A., each a société anonyme organized under the laws of Luxembourg, and each of the entities listed on Schedules I and II hereto (each individually, a “Guarantor” and, collectively, the “Guarantors”), each of such Guarantors being a subsidiary of INTELSAT JACKSON HOLDINGS S.A. (f/k/a Intelsat Jackson Holdings, Ltd.), a société anonyme existing under the laws of Luxembourg (the “Borrower”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower is party to a Senior Unsecured Credit Agreement (the “Credit Agreement”), dated as of February 2, 2007, among the Borrower (as successor to Intelsat (Bermuda), Ltd.), Intelsat S.A. (f/k/a Intelsat, Ltd.), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the Administrative Agent and the other parties thereto, pursuant to which the Lenders have severally agreed to make Loans to the Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein;

WHEREAS, Intelsat Subsidiary Holding Company S.A. (f/k/a Intelsat Subsidiary Holding Company, Ltd.), Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Intelsat UK Financial Services Ltd. (collectively, the “Initial Guarantors”) have heretofore executed and delivered to the Administrative Agent a Guarantee dated as of February 2, 2007 providing for the guarantee of the Borrower’s obligations under the Credit Agreement and the Loans;

WHEREAS, Intelsat Subsidiary (Gibraltar) Limited and Intelsat New Dawn (Gibraltar) Limited (collectively, together with the Initial Guarantors, the “Existing Guarantors”) have heretofore executed and delivered to the Administrative Agent a Guarantee dated as of December 11, 2009 providing for the guarantee of the Borrower’s obligations under the Credit Agreement and the Loans;

WHEREAS, the Guarantors desire to execute and deliver to the Administrative Agent a Guarantee pursuant to which each of the Guarantors shall unconditionally guarantee all of the Borrower’s obligations under the Credit Agreement pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Guarantors hereby agree with the Administrative Agent, for the benefit of the Lenders, as follows:

1.	Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) As used herein, the term “Obligations” means the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Lenders under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement and the other Credit Documents and (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Guarantee or the other Credit Documents.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.	Guarantee.

(a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Lenders, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors. Without limitation to the foregoing, the guarantee granted by any Guarantor organized under the laws of England and Wales under this Section 2 shall not apply to any liability to any extent that it would result in the relevant guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act of 1985.

(c) Each Guarantor further agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Lender hereunder.

(e) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations under the Credit Documents are paid in full and the Commitments are terminated, or otherwise satisfied in accordance with the terms of the Credit Agreement (including Section 2 thereof).

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

4. Right of Set-off. In addition to any rights and remedies of the Lenders provided by law, each Guarantor hereby irrevocably authorizes each Lender at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Guarantor. Each Lender shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Credit Parties on account of the Obligations are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other documents executed and delivered in connection may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and (d) any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

7.	Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Obligations or any of them shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any of the Obligations or, if applicable, any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns until all the Obligations (other than any contingent indemnity obligations not then due) shall have been satisfied by payment in full and the Commitments thereunder shall be terminated, or otherwise satisfied in accordance with the terms of the Credit Agreement (including Section 2 thereof).

(c) Notwithstanding the other provisions of this Guarantee, a Guarantee as to any Guarantor that is a Subsidiary shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all obligations under this Guarantee upon:

(i) (A) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with this Guarantee and the Credit Agreement and (B) such Guarantor being released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower, or

(ii) the Borrower designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 10.2 of the Credit Agreement and the definition of “Unrestricted Subsidiary,” or

(iii) in the case of any Restricted Subsidiary which after the Closing Date is required to guarantee the Notes pursuant to Section 10.7 of the Credit Agreement, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Loans, or

(iv) the Borrower’s repayment (or other satisfaction (including pursuant to Section 2 of the Credit Agreement)) in full of all Obligations under the Credit Agreement in accordance with the terms of the Credit Agreement.

(d) Notwithstanding the other provisions of this Guarantee, a Guarantee also shall be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof. In addition, the Guarantees of the Subsidiary Guarantors shall be suspended during any Suspension Period, as provided in Section 10.9 of the Credit Agreement.

(e) Notwithstanding the other provisions of this Guarantee, any Guarantee given by any Parent of the Borrower may be released at any time upon written notice to the Administrative Agent from such Parent of the Borrower.

(f) In connection with the release of a Guarantor from its obligations hereunder in accordance with the terms of this Guarantee and the Credit Agreement, the Administrative Agent shall, at the expense of the Borrower and the other Credit Parties, execute such reasonable documents and take such other reasonable actions as the Borrower or any Credit Party may request to evidence such release.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

10.	[RESERVED]

11.	[RESERVED]

12. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

13. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the Borrower.

14. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good—faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15. Integration. This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16.	Amendments in Writing; No Waiver; Cumulative Remedies.

(a) This Guarantee may be waived, amended, supplemented or otherwise modified only (i) by a written instrument executed by each affected Guarantor and the Administrative Agent, (ii) to give effect to amendments, supplements or modifications to the Credit Agreement or (iii) by a Guarantor in circumstance where the Borrower would be permitted to amend, supplement or modify the Credit Agreement.

(b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Lender would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns except that no Guarantor may, subject to Section 16 above, assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

19. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 10.7 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Guarantee. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21. Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non—exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 12 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of the Administrative Agent or any Lender to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.

22. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

EXECUTED as a deed by
INTELSAT (GIBRALTAR) LIMITED acting by:

/s/ Louis B. Triay
Name: Louis B. Triay
Title: Director

/s/ Tristan Cano
Name: Tristan Cano
Title: Director

INTELSAT (LUXEMBOURG) FINANCE COMPANY S.À R.L.

By:	/s/ Simon Van de Weg
Name: Simon Van de Weg
Title: Manager

INTELSAT OPERATIONS S.A.

By:	/s/ Simon Van de Weg
Name: Simon Van de Weg
Title: Director and Secretary

INTELSAT PHOENIX HOLDINGS S.A.

By:	/s/ Simon Van de Weg
Name: Simon Van de Weg
Title: Director and Secretary

EACH OF THE ENTITIES LISTED ON SCHEDULE I HERETO

By:	/s/ Patricia Casey
Name: Patricia Casey
Title: Director or Manager

EACH OF THE ENTITIES LISTED ON SCHEDULE II HERETO

By:	/s/ Phillip Spector
Name: Phillip Spector
Title: Director

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kathleen M. Carry
Name: Kathleen M. Carry
Title: Vice President

Schedule I

Guarantors

No.	Entity	Jurisdiction of Incorporation/Formation
1.	AccessPAS, Inc.	Delaware

2.	Galaxy 3C Holding Company, Inc.	Delaware

3.	Galaxy 11 Holding Company, Inc.	Delaware

4.	Galaxy 12 Holding Company, Inc.	Delaware

5.	Galaxy 13 Holding Company, Inc.	Delaware

6.	Galaxy 14 Holding Company, Inc.	Delaware

7.	Galaxy 15 Holding Company, Inc.	Delaware

8.	Galaxy 16 Holding Company, Inc.	Delaware

9.	Galaxy 17 Holding Company, Inc.	Delaware

10.	Galaxy 18 Holding Company, Inc.	Delaware

11.	Intelsat Asia Carrier Services, Inc.	Delaware

12.	Intelsat Corporation	Delaware

13.	Intelsat Global Service LLC	Delaware

14.	Intelsat International Employment, Inc.	Delaware

15.	Intelsat International Systems LLC	Delaware

16.	Intelsat Service and Equipment Corporation	Delaware

17.	Intelsat USA License LLC	Delaware

No.	Entity	Jurisdiction of Incorporation/Formation
18.	Intelsat USA Sales LLC	Delaware

19.	IS 11 Holding Company, Inc.	Delaware

20.	IS 14 Holding Company, Inc.	Delaware

21.	PanAmSat Capital Corporation	Delaware

22.	PanAmSat Communications Japan, Inc.	California

23.	PanAmSat Europe Corporation	Delaware

24.	PanAmSat India Marketing, L.L.C.	Delaware

25.	PanAmSat India, Inc.	Delaware

26.	PanAmSat International Holdings, LLC	Delaware

27.	PanAmSat International Sales, Inc.	Delaware

28.	PanAmSat International Systems Marketing, L.L.C.	Delaware

29.	PanAmSat Services, Inc.	Delaware

30.	PAS 1R Holding Company, Inc.	Delaware

31.	PAS 5 Holding Company, Inc.	Delaware

32.	PAS 7 Holding Company, Inc.	Delaware

33.	PAS 8 Holding Company, Inc.	Delaware

34.	PAS 9 Holding Company, Inc.	Delaware

35.	PAS 10 Holding Company, Inc.	Delaware

No.	Entity	Jurisdiction of Incorporation/Formation
36.	PAS International LLC	Delaware

37.	Southern Satellite Corp.	Connecticut

38.	Southern Satellite Licensee Corporation	Delaware

39.	USHI, LLC	Delaware

Schedule II

Guarantors

No.	Entity	Jurisdiction of Formation or Existence
1.	Intelsat Holdings LLC	Delaware

2.	Intelsat License Holdings LLC	Delaware

3.	Intelsat License LLC	Delaware

4.	Intelsat Satellite LLC	Delaware

5.	Intelsat Intermediate Holding Company S.A.	Luxembourg